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Mesa Air Group, Inc. Announces Completion of Merger Agreement With CCAIR

     PHOENIX, June 10 /PRNewswire/ -- Mesa Air Group, Inc. (Nasdaq: MESA) announced today that it has completed its merger with CCAIR, Inc., whereby CCAIR will become a wholly-owned subsidiary of Mesa Air Group. CCAIR is a Charlotte, North Carolina based regional airline operating 31 aircraft as US Airways Express. The transaction, valued at approximately $50.7 million, reflects an approximate $4.13 per share purchase price based on a Mesa share price of $6.625 and will be accounted for as a pooling of interests. Under the terms of the Merger Agreement, shareholders of CCAIR will receive .6214 shares of Mesa common stock for each outstanding share of CCAIR common stock.

     (Photo: http://www.newscom.com/cgi-bin/prnh/19990210/LAW065 )

     Jonathan G. Ornstein, Chairman, President and Chief Executive Officer of Mesa stated, "CCAIR, operating as US Airways Express in US Airways' largest hub, represents a significant strategic acquisition for Mesa and is an integral part of Mesa's long-term business strategy. Over the last few years, CCAIR has demonstrated tremendous improvements both operationally and financially and has an excellent relationship with US Airways, as well as superb employees and management. The acquisition will strengthen Mesa's relationship with US Airways, which is very important to us, and results in the combined companies serving all the major US Airways hubs on the East Coast. We are delighted to welcome CCAIR and its dedicated employees into the Mesa family."

     In addition, Mesa also announced today the election of George Murnane III to its Board of Directors. Mr. Murnane comes to Mesa with a broad background in aviation and is Chief Operating Officer and a Director of International Airline Support Group, Inc. (Amex: YLF). Prior to joining IASG, Mr. Murnane was Chief Operating Officer of Atlas Air, the world's largest all 747 cargo carrier and had spent 9 years as an investment banker with Merrill Lynch's Transportation Group. Mr. Murnane is also a General Partner with Barlow Partners and served on CCAIR's Board of Directors.

     Mesa Air Group was recently awarded the 1999 Management -- Pilot Teamwork Award by Professional Pilot Magazine -- a leading aviation publication. The Company serves 120 cities in 28 states plus the District of Columbia, as well as Toronto, Canada and Guaymas and Hermasillo, Mexico. The Company operates as America West Express in the Southwest, US Airways Express throughout the East Coast and Midwest, and independently as Mesa Airlines in New Mexico and Colorado. Mesa operates one of the youngest fleets of jet and turbo-prop aircraft in the industry today and has over 3000 dedicated employees.

     This press release contains forward-looking statements which are made pursuant to the Safe Harbor Provisions of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, the statement that the Company has begun a number of initiatives to significantly improve operating results. These forward-looking statements involve risks and uncertainties that could cause actual results to be materially different. Factors include, but are not limited to, fluctuations of fuel cost, unscheduled fluctuations caused by market conditions. The forward-looking statements should be considered in light of these risks and uncertainties. The Company disavows any obligation to update or correct any of its forward statement.